Exhibit 8.1
July 13, 2007
Hines Real Estate Investment Trust, Inc.
2800 Post Oak Boulevard
Suite 5000
Houston, Texas
Attn: Sherri Schugart

Re:	Hines Real Estate Investment Trust, Inc. Status under the Investment Company Act of 1940
Dear Ms. Schugart:
     We have been retained by Hines Real Estate Investment Trust, Inc. (the “REIT” or “you”) as counsel. You have requested that we provide you with an opinion of counsel addressing the status of the REIT under the Investment Company Act of 1940, as amended (the “1940 Act”), and confirm the view of the REIT that it would not be required to register as an investment company under the 1940 Act.
Documents Reviewed and Representations Relied Upon By Us
     In connection with our review and analysis, we have examined the Registration Statement on Form S-11, File No. 33-130114 (as amended) including the Prospectus dated April 30, 2007 contained therein (the “Registration Statement”). We also have reviewed the audited financial statements for the year ended December 31, 2006 and the unaudited financial statements contained in the Form 10-Q of the REIT covering the quarter ended March 31, 2007, and a certificate of appropriate officers of the REIT confirming that the financial information contained therein continues to be accurate in all respects material to this opinion and containing additional confirmations and certifications of fact. We have relied upon, without further investigation, the facts reported therein. We also have reviewed the conclusions of the REIT and its previous counsel regarding the status of the REIT and the conclusion that it is not required to register as an investment company under the 1940 Act, and we have reviewed the relevant provisions of the 1940 Act and the rules adopted pursuant to that act.
     In connection with the delivery of our opinion, we have assumed that:

Hines Real Estate Investment Trust, Inc.
July 13, 2007

     (i) The REIT, its officers, employees and affiliates, and its independent directors have the knowledge and experience in the real estate industry as described in the Registration Statement, and are substantially engaged in conducting a real estate operating business as described in the Registration Statement.
     (ii) All documents submitted to counsel as copies were authentic and all signatures were genuine, and all other information submitted to counsel was accurate and complete.
     We note that the REIT conducts its operations through Hines REIT Properties, L.P. (the “Operating Partnership”) and that the REIT owns a non-managing general partner interest in Hines Sumisei U.S. Core Office Fund, L.P. (the “Core Fund”).
Analysis Under Section 3(a)(1) of the 1940 Act
Section 3(a)(1) of the 1940 Act indicates that:
“When used in this title, ‘‘investment company’’ means any issuer which—
(A) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities;
(B) is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or
(C) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.”
     The REIT does not hold itself out as an investment company or otherwise propose to act in a manner that would cause it to be an investment company under sub-section (A), and it is not a face-amount certificate company under sub-section (B). As set forth in the Registration Statement, the purpose of the REIT is to conduct an operating real estate business that derives its benefit from the ownership and operation of buildings, land, leases, etc.
     Furthermore, the officers of the REIT are engaged in the conduct of a real estate operating business, and not in the construction and supervision of an investment portfolio dependent upon the results produced by others.
     Whether an issuer is an investment company under sub-section (C) requires a factual analysis of the assets of the issuer. For this purpose it is necessary to identify “investment

Hines Real Estate Investment Trust, Inc.
July 13, 2007

securities” held by the issuer. Section 3(a)(2) provides:
(2) As used in this section, ‘‘investment securities’’ includes all securities except (A) Government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority-owned subsidiaries of the owner which (i) are not investment companies, and (ii) are not relying on the exception from the definition of investment company in paragraph (1) or (7) of subsection (c).
     A review of the balance sheet of the REIT for the period ended March 31, 2007, contained in its report to the Commission filed on Form 10-Q reflects the following assets as of that date:

Investment property, at cost:
Buildings and improvements, net	$746,271
In-place leases, net	158,484
Land	239,903

Total investment property	1,144,658
Investment in Hines-Sumisei U.S. Core Office Fund, L.P.	300,439
Cash and cash equivalents	50,458
Restricted cash	5,626
Distributions receivable	5,978
Interest rate swap contracts	1,993
Straight-line rent receivable	5,061
Tenant and other receivables	6,714
Acquired above-market leases, net	38,112
Deferred leasing costs, net	17,565
Deferred financing costs, net	5,786
Other assets	2,693

TOTAL ASSETS	$1,585,083
For reasons that need not be addressed here, we do not believe that any of the assets reflected in this table are “investment securities.” Clearly, more than $1.144 billion dollars of the assets shown are comprised of buildings, leases and land related to the ongoing real estate business of the REIT. Solely for purposes of this calculation and with the explicit note that it is our view that such interests are not investment securities, we note that even if the $300 million of interests in the Core Fund were treated as “investment securities” as defined in sub-section (2), these interests would comprise less than twenty percent of the total assets of the REIT when cash in the amount of approximately $60 million is excluded from both the numerator and denominator of the fraction:

$300 million Office Fund asset
$1525 million total assets (excluding cash of $60 million)	=	19.6% of total assets
Therefore, it is our opinion that the REIT is not an investment company under Section 3(a)(1)(C) of the 1940 Act.
     We note that we believe there are additional grounds for concluding that the REIT is not

Hines Real Estate Investment Trust, Inc.
July 13, 2007

an investment company required to register as an investment company under the 1940 Act, but given the unambiguous analysis above, there is no need at this time to address any additional basis for our conclusion.
Conclusion
     This opinion is limited in all respects to the laws of the United States of America as in effect on the date hereof and no view is expressed herein as to any matters governed by any other laws, including the laws of any other jurisdiction. We undertake no obligation or responsibility to update or supplement this opinion.
     This opinion is solely for your benefit. We consent to the use of our name under the heading “Risk Factors — if Hines REIT, the Operating Partnership or the Core Fund is required to register as an investment company under the Investment Company Act, the additional expenses and operational limitations associated with such registration may reduce your investment return” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion may not be delivered to, quoted, or relied upon by any other person, firm or entity without, in each instance, our prior written consent.

Very truly yours,
/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP